Exhibit 10.1

Execution Version

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE SECOND LIEN BOND DEBT. EACH CONSENTING SECOND LIEN CREDITOR’S VOTE ON THE PLANS SHALL NOT BE SOLICITED UNTIL THE CONSENTING SECOND LIEN CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT.

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

This Restructuring Support and Forbearance Agreement dated as of July 31, 2016, (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), and (iii) each of the undersigned bond holders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of Second Lien Bond Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any Second Lien Bond Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Second Lien Creditors,” and together with the Caesars Parties, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the CEOC Plan (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Caesars Parties’ indebtedness and other obligations pursuant to the terms and conditions of this Agreement, the CEOC Plan (which shall be amended pursuant to the terms of this Agreement), the CEC Plan (if any) and the Definitive Documentation (the “Restructuring”);

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Second Lien Creditors and the Caesars Parties, including any litigation-related claims against the Company and CEC;

WHEREAS, the Restructuring will be implemented through the Plans and the Definitive Documentation (each, as defined below); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases.

“1L RSA Forbearance Fees” means cash fees equal to 3.25% of the First Lien Fee Bonds held by the Consenting Second Lien Creditors.

“Additional Consideration” means any consideration provided by or on behalf of the Caesars Parties or their Affiliates in connection with the Restructuring, the Caesars Cases, or entry into this Agreement to any holder of First Lien Bank Debt, First Lien Bond Debt, Second Lien Bond Debt or Unsecured Debt in its capacity as such (whether on account of such holder’s claims (as such term is defined in section 101(5) of the Bankruptcy Code) or otherwise), that exceeds or is superior to that contemplated by this Agreement, including, without limitation, additional consideration, the granting of any guaranty, and/or the allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise) related to the Company, the Caesars Cases or the Restructuring.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 16 hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, agreement, offer, transaction, settlement, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the assets and liabilities of CEC and/or the Company and its controlled subsidiaries.

“Amended New CEC Convertible Notes Term Sheet” means the amended term sheet with respect to the New CEC Convertible Notes, which is attached hereto as Exhibit F.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois and whichever court of competent jurisdiction in which a bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented, if any, is filed. For the avoidance of doubt, any bankruptcy commenced by CEC shall be filed in the United States

Bankruptcy Court for the Northern District of Illinois and CEC shall move to transfer venue of any bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented to the United States Bankruptcy Court for the Northern District of Illinois.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) MeehanCombs Global Credit Opportunities Master Fund, LP, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7097 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020;dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.) and (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Caesars Parties RSAs” means, collectively, (i) the Restructuring Support, Settlement and Contribution Agreement dated as of June 7, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, and CEC, and (ii) the Restructuring Support Agreement dated as of June 12, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, CAC, on behalf of itself and each of its direct and indirect subsidiaries, and solely as to Section 26 thereof, CEC, in the case of each of (i) and (ii), as may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by a CEC Bankruptcy Event (i) to which CEC has consented or (ii) to which the Bankruptcy Court has entered an order for relief.

“CEC Confirmation Order” means, if applicable, an order by the Bankruptcy Court confirming a CEC Plan, which must be reasonably satisfactory to the Requisite Consenting Second Lien Creditors and CEC.

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Second Lien Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and CEC.

“CEC Petition Date” means, if applicable, the date on which CEC commences a CEC Chapter 11 Case.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC (including, without limitation, all supplements to the CEC Plan filed with the Bankruptcy Court) through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which plan, together with the CEOC Plan, must deliver economically identical treatment and recoveries to the holders of Second Lien Bond Claims as those set forth in the CEOC Plan, and shall otherwise be reasonably acceptable to the Requisite Consenting Second Lien Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and CEC. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEC Plan that has, or could have in the good faith opinion of the Requisite Consenting Second Lien Creditors after consulting with the Second Lien Bond Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Requisite Consenting Second Lien Creditors.

“CEC Termination Event” has the meaning set forth in Section 11 hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means an order by the Bankruptcy Court confirming the CEOC Plan, which must be reasonably satisfactory to the Requisite Consenting Second Lien Creditors and the Company.

“CEOC Disclosure Statement” means the Company’s disclosure statement as amended by this Agreement (if necessary), including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the CEOC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the CEOC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be reasonably acceptable to the Requisite Consenting Second Lien Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company.

“CEOC Plan” means the June 28 CEOC Plan (including, without limitation, all supplements to the CEOC Plan filed with the Bankruptcy Court) as amended by this Agreement through which the Restructuring will be effected, and which shall otherwise be reasonably acceptable to the Requisite Consenting Second Lien Creditors and the Company. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEOC Plan that has, or could have in the good faith opinion of the Requisite Consenting Second Lien Creditors after consulting with the Second Lien Bond Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Requisite Consenting Second Lien Creditors.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, Second Lien Indentures, or the Unsecured Indentures, or any other claim against the Company (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, and (ii) without limiting Section 13 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim.

“Claim Holder” refers to (i) each Consenting Second Lien Creditor, (ii) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Second Lien Indentures.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Orders” means the CEOC Confirmation Order and the CEC Confirmation Order.

“Consensual Deal / Plan Confirmation Fee” means an amount equal to 5% of the Consensual Deal / Plan Confirmation Fee Parties’ Second Lien Bond Claims.

“Consensual Deal / Plan Confirmation Fee Parties” means those Consenting Second Lien Creditors that sign this Agreement on or prior to later of (a) 5 p.m. eastern time on the Agreement Effective Date and (b) 5 p.m. eastern time on August 31, 2016.

“Consenting Second Lien Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the Plans, all supplements to the Plans (including, without limitation, all of the documents necessary to implement the Plans and the Restructuring), Confirmation Orders, Disclosure Statements, any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case that could be reasonably expected to affect the interests of holders of Second Lien Bond Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and any other documents or exhibits related to or contemplated in the foregoing. For the avoidance of doubt, any amendment, supplement, modification or restatement of the Definitive Documentation that has, or could have in the good faith opinion of the Requisite Consenting Second Lien Creditors after consulting with the Second Lien Bond Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Requisite Consenting Second Lien Creditors.

“Disclosure Statements” means the CEOC Disclosure Statement and the CEC Disclosure Statement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans become effective or are consummated.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Fiduciary Duty Obligation” has the meaning set forth in Section 21(a) hereto.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank RSA” means the Restructuring Support and Forbearance Agreement dated as of June 20, 2016, by and between the Company, CEC and certain holders of First Lien Bank Debt (as it may be further amended, restated and/or modified pursuant to the terms thereof).

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Bond RSA” means the Restructuring Support and Forbearance Agreement dated as of October 7, 2015, by and between the Company, CEC and certain holders of First Lien Bond Debt (as it may be further amended, restated and/or modified pursuant to the terms thereof).

“First Lien Fee Bonds” means First Lien Bond Debt that has not, or will not, receive any RSA Forbearance Fees (as defined in the First Lien Bond RSA) pursuant to the First Lien Bond RSA or First Lien Bank RSA.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, and (g) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Guaranty Cases” means the cases captioned (a) Trilogy Portfolio Company, LLC, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7091 (S.D.N.Y.), (b) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.) (c) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), and (d) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and any similar litigations filed against CEC.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“Initial Consenting Second Lien Creditors” means the following entities (and/or funds or accounts advised by, or managed by, such entities) (i) Canyon Capital Advisors LLC, (ii) Mason Capital Management LLC, (iii) Paulson & Co., Inc. and (iv) Quantum Partners LP.

“Involuntary Petition” means the chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware, currently docketed as Case No. 15-3193 (Bankr. N.D. Ill.).

“June 28 CEOC Plan” means the Debtors’ Second Amended Joint Plan of Reorganization [ECF. No. 4218] filed in connection with the Chapter 11 Cases on June 28, 2016.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Non-Caesars Contribution Amount” means the amount, as determined by the CEC Strategic Alternatives Committee, of CEC’s contribution to the CEOC Plan to come from entities that are not CEC, CAC, or their respective subsidiaries.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Outside Date” means October 31, 2017; provided, that the Parties shall negotiate in good faith a reasonable extension of the Outside Date if (x) the Parties have otherwise complied with the terms of this Agreement, the Definitive Documents and the Plans and (y) all other events and actions necessary for the occurrence of the Effective Date and consummation of the Restructuring have occurred other than the delivery, release, or receipt of regulatory or licensing approvals or a court order necessary for the occurrence of the Effective Date and consummation of the Restructuring, assuming, as applicable, that (a) all submissions or other information necessary to the grant of the regulatory or licensing approvals have been made, and (b) all litigation activity or similar actions necessary to permit the issuing court to make its decision is concluded, and such decision, when issued, shall be final and non-appealable.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and the CEC Plan.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Second Lien Creditors” means, as of any time of determination, the Consenting Second Lien Creditors holding greater than two-thirds of the aggregate amount of all Second Lien Bond Claims held at such time by all of the Consenting Second Lien Creditors; provided that any Second Lien Bond Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in either the numerator or the denominator of the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties and (ii) the Consenting Second Lien Creditors, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Outside Date.

“Second Lien Bond Claim” means a Claim in respect of Second Lien Bond Debt.

“Second Lien Bond Debt” means indebtedness incurred by the Company pursuant to the Second Lien Indentures.

“Second Lien Bond Fees and Expenses” means (i) all reasonable and documented out-of-pocket expenses (other than professional fees) incurred by any Initial Consenting Second Lien Creditor in connection with the negotiation and implementation of the Restructuring plus (ii) Second Lien Bond Professional Fees.

“Second Lien Bond Professional Fees” means all reasonable and documented fees and expenses of the Second Lien Bond Professionals incurred in their representation of holders of Second Lien Bond Debt in connection with the Company, from the date of the Second Lien Bond Professionals’ respective retentions by such holders of Second Lien Bond Debt through and including the later of either (i) the termination of this Agreement pursuant to Sections 8, 9, 10, or 11 of this Agreement or (ii) the Effective Date; provided that documentation of such Second Lien Bond Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines.

“Second Lien Bond Professionals” means Willkie Farr & Gallagher LLP (“Willkie”) and Greenhill & Co.

“Second Lien Guaranty Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.) and (b) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.).

“Second Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, (c) 12.75% second-priority senior secured notes due 2018.

“Second Lien Lawsuit” means the case captioned Appaloosa Investment Limited Partnership I, et. al. v. Caesars Entertainment Corporation, Case No. 653351 (NY Sup Court).

“Second Priority Noteholders Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Stay Fee” means a forbearance fee in an amount equal to 4% of the Stay Fee Parties’ Second Lien Bond Claims.

“Stay Fee Parties” means those Consenting Second Lien Creditors that sign this Agreement on or prior to the later of (a) 5 p.m. eastern time on the Agreement Effective Date and (b) 5 p.m. eastern time on August 31, 2016.

“Termination Events” has the meaning set forth in Section 11 hereto.

“Transfer” has the meaning set forth in Section 13 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trustees” means (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018; and (b) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018.

“Unsecured Debt” means indebtedness incurred by the Company pursuant to the Unsecured Indentures.

“Unsecured Indentures” means the indentures governing CEOC’s (a) 10.75% senior notes due 2016, (b) 10.75%/11.5% senior toggle notes due 2018, (c) 6.5% senior notes due 2016, and (d) 5.75% senior notes due 2017.

(b) Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Plans, and the Definitive Documentation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation and other documentation necessary to effectuate the Restructuring, in form and substance consistent in all material respects with this Agreement and the treatment and recoveries provided to holders of Second Lien Bond Claims pursuant to the Plans, and as otherwise reasonably acceptable to the Requisite Consenting Second Lien Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC, which, for the avoidance of doubt, include but are not limited to a CEC Disclosure Statement, a CEC Plan, and a CEC Confirmation Order);

(ii) consent to those actions contemplated by this Agreement and the Plans, or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support and complete (and with respect to the Consenting Second Lien Creditors, support and not hinder the completion of) the Restructuring and all transactions contemplated under the Plans, the Definitive Documentation and this Agreement and, as applicable, vote in favor of the Plans, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of such Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plans); provided that the foregoing may be waived by the Company in the Chapter 11 Cases or by CEC in a CEC Chapter 11 Case, each in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Second Lien Creditors at any time following the termination of this Agreement with respect to such Consenting Second Lien Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Second Lien Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement, the Plans or the Definitive Documentation is amended in a manner that would adversely affect a Consenting Second Lien Creditor’s Claim(s), such Consenting Second Lien Creditor (1) shall no longer be obligated to vote hereunder in respect of any Claim(s) and shall be permitted to vote its Claim(s) to reject such Plan(s), (2) to the extent such Consenting Second Lien Creditor has voted any Claim(s) hereunder, shall be permitted to revoke its vote in respect of such Claim(s) (and upon such revocation, such vote shall be deemed void ab initio) and to vote such Claim(s) to reject such Plan(s), and (3) notwithstanding anything herein to the contrary, shall be permitted to support and vote its Claim(s) for, and consent to, an Alternative Proposal and take any action in respect of its Claims; provided that nothing in this Section 2(a)(iii) shall in any way limit any Party’s rights or obligations arising under the Bankruptcy Code or applicable non-bankruptcy law;

(iv) support the mutual release and exculpation provisions to be provided in the Plans;

(v) as soon as reasonably practicable after the Agreement Effective Date, each Consenting Second Lien Creditor (A) who is a plaintiff in the Second Lien Lawsuit shall immediately seek a mutually agreed stay with CEC in respect of the Second Lien Lawsuit and (B) on its own behalf with respect to the Second Lien Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of Second Lien Claims, shall instruct the applicable Trustee to immediately, and use its commercially reasonable efforts to, seek a mutually agreed stay with CEC in respect of the Second Lien Lawsuit;

(vi) support, and instruct the Trustees to support, any motion filed by the Company seeking, extending or modifying a 105 Injunction Order temporarily enjoining the Caesars Cases and take no action, directly or indirectly, to object to or otherwise delay the entry of a 105 Injunction Order; and

(vii) as soon as reasonably practicable after the Agreement Effective Date and subject to Section 4, each Consenting Second Lien Creditor, on its own behalf with respect to the Second Lien Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of Second Lien Claims, shall instruct the Trustees to immediately, and use its commercially reasonable efforts to, seek a mutually agreed stay with CEC in respect of the Second Lien Guaranty Cases;

(viii) as soon as reasonably practicable after the Agreement Effective Date, each Consenting Second Lien Creditor who filed the Involuntary Petition shall withdraw the Involuntary Petition;

(ix) upon the Consenting Second Lien Creditors holding at least 66.7% of the aggregate outstanding amount of the Company’s obligations under the Second Lien Indentures signing the Agreement, the Company shall hold in abeyance its objections to the proofs of claim filed on behalf of the Second Lien Claims by the Trustees and Delaware Trust Company [Docket Nos. 3915, 3916] until the earlier of (x) the Effective Date of the CEOC Plan (at which time such objections will be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that notwithstanding such objections, none of the recoveries to Consenting Second Lien Creditors pursuant to the CEOC Plan and/or this Agreement (including, without limitation, any recoveries under the CEOC Plan and any fees due to any Consenting Second Lien Creditor pursuant to the terms of this Agreement) shall be decreased; and

(x) upon the Consenting Second Lien Creditors holding at least 66.7% of the aggregate outstanding amount of the Company’s obligations under the Second Lien Indentures signing the Agreement, the Company shall hold in abeyance its adversary proceeding against the Trustees and Delaware Trust Company captioned Caesars Entertainment Operating Company, Inc. v. BOKF, N.A., Wilmington Savings Fund Society, FSB, and Delaware Trust Company, Adv. Case No. 16-00345 (ABG), until the earlier of (x) the Effective Date of the CEOC Plan (at which time such objections will be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that notwithstanding such action, none of the recoveries to Consenting Second Lien Creditors pursuant to the CEOC Plan and/or this Agreement (including, without limitation, any recoveries under the CEOC Plan and any fees due to any Consenting Second Lien Creditor pursuant to the terms of this Agreement) shall be decreased; and

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, support, vote its Claims for, or consent to, an Alternative Proposal; or

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases or a CEC Chapter 11 Case so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting Second Lien Creditors’ and Caesars Parties Forbearance.

(a) Until the termination of this Agreement (a “Forbearance Termination Event”), each Consenting Second Lien Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the Second Lien Indentures or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Second Lien Creditors hereunder to forbear from exercising rights and remedies (i) under the Second Lien Indentures and (ii) in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Caesars Parties hereby waive (to the extent permitted by applicable law).

(c) The Caesars Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Second Lien Creditors, the Trustees or the Collateral Agent, as applicable, may proceed, subject to the terms of the Second Lien Indentures, and applicable law, to exercise any or all rights and remedies under the Second Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Second Lien Creditor, the Caesars Parties shall not commence any litigation or interpose or join in any claim arising from or in any way related to the Second Lien Indentures against any such Consenting Second Lien Creditor. The Consenting Second Lien Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Second Lien Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the Second Lien Indentures against any such Caesars Party.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not (i) constitute a waiver with respect to any defaults or any events of defaults under the Second Lien Indentures, (ii) prevent any Consenting Second Lien Creditor from enforcing its rights with respect to any non-Caesars Parties under any documents relating to the Second Lien Indentures, including, but not limited to and for the avoidance of doubt, any intercreditor documents, or (iii) bar any Consenting Second Lien Creditor from filing a proof of claim or taking action to establish the amount of such Claim.

4. Stay of Second Lien Guaranty Cases.

(a) Within 3 Business Days of the Agreement Effective Date, each Consenting Second Lien Creditor shall sign the applicable instruction letter attached hereto as Exhibit A affirmatively instructing the Trustees to execute the stipulation attached to such instruction letter, seek to mutually stay the prosecution of the Second Lien Guaranty Cases (and, for the avoidance of doubt, shall not direct the Trustee to prosecute the Second Lien Guaranty Cases until the earlier of (x) the termination of this Agreement for any reason or (y) the Effective Date of any plan of reorganization with respect to the Company, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the Consenting Second Lien Creditors, the applicable Trustee, and CEC); provided that the instruction letters to the Trustees shall be delivered only upon their execution by Consenting Second Lien Creditors beneficially owning or controlling with the power to vote in favor of the Plans holding at least 50.1% of the outstanding amount of each Second Lien Indenture as of such date.

(b) The Stay Fee shall be irrevocably earned by the Stay Fee Parties upon the delivery of the instruction letters to the Trustees. Once earned and upon the assumption of this Agreement by CEC in a CEC Chapter 11 Case, the Stay Fee Parties will have an allowed administrative claim against CEC in the amount of the Stay Fee. Once earned, if the CEOC Plan is confirmed, CEC shall pay the Stay Fee in New CEC Common Equity (at a price per share of New CEC Common Equity using an equity value for New CEC of $7.0 billion, which assumes $1 billion of New CEC Convertible Notes and is the midpoint under the CEOC Disclosure Statement)1, to the Stay Fee Parties on the Effective Date, and if the CEOC Plan is not confirmed, CEC shall pay the Stay Fee in cash to the Stay Fee Parties within five (5) Business Days of the termination of this Agreement. CEC’s obligation to pay the Stay Fee shall survive any termination of this Agreement by (a) the Requisite Consenting Second Lien Creditors or the Company on account of a breach by CEC of its obligations hereunder or (b) CEC pursuant to Sections 11(c) or 11(j) hereof.

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) file or otherwise submit any and all documents (including, without limitation, the Definitive Documentation), applications and other requests in connection with obtaining, and use its commercially reasonable efforts to obtain, any and all required Bankruptcy Court, governmental, regulatory, licensing or other orders, approvals, licenses or consents, (including, without limitation, any necessary third-party consents) necessary to the implementation and consummation of the Restructuring, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (B) exercise its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring,

[1]

For the avoidance of doubt, assuming 100% participation, the Stay Fee shall equal 3.233% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes but not taking into account any dilution from any New CEC Capital Raise).

including but not limited to entry of the Confirmation Orders, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (C) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (D) operate the Company and CEC in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan and CEC’s business plan, taking into account the Restructuring and the commencement of the Chapter 11 Cases and a CEC Chapter 11 Case;

(ii) promptly notify or update the Consenting Second Lien Creditors upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Second Lien Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) material developments, negotiations, or proposals relating to the Caesars Cases and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) unless a Caesars Party obtains the prior written consent of a Consenting Second Lien Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Second Lien Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Second Lien Creditor with the corresponding data provided to the Company by the Consenting Second Lien Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Second Lien Creditors with prompt notice of any such request or requirement so that such Consenting Second Lien Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Second Lien Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Second Lien Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Second Lien Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement;

(iv) if requested to do so by the Requisite Consenting Second Lien Creditors, will use commercially reasonable efforts to have the New CEC Common Equity listed on a national exchange following the Effective Date;

(v) within two (2) Business Days of July 31, 2016, CEC shall pay all reasonable and documented Second Lien Bond Fees and Expenses accrued prior to such date, up to a maximum of $1,000,000;

(vi) (a) following July 31, 2016, CEC shall pay all Second Lien Bond Fees and Expenses accruing from such date until the Agreement Effective Date; provided, however, that solely before the Agreement Effective Date, CEC may (x) deliver a written notice to the other Parties indicating that CEC does not intend to pursue the effectiveness of this Agreement and (y) pay all accrued Second Lien Bond Fees and Expenses accrued to the date of such notice, and after the delivery of such notice and the payment of such accrued Second Lien Bond Fees and Expenses, CEC shall have no further obligation to pay Second Lien Bond Fees and Expenses pursuant to this Section 5(a)(vi)(a), and (b) following the Agreement Effective Date, CEC shall pay all reasonable and documented Second Lien Bond Fees and Expenses up to $50,000 per month accruing on and after the Agreement Effective Date, in each case in cash in full on a monthly basis promptly upon receipt. The Company shall pay in cash on the Effective Date all accrued Second Lien Bond Fees and Expenses over $50,000 per month. For the avoidance of doubt, invoices on account of Second Lien Bond Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines; provided that if the Company, after good faith efforts, is not legally permitted to pay the Second Lien Bond Fees and Expenses on the Effective Date, then CEC shall pay such Second Lien Bond Fees and Expenses on the Effective Date; and

(vii) in the event of a CEC Chapter 11 Case, CEC shall, within five (5) Business Days of the CEC Petition Date, file a motion with the Bankruptcy Court to assume this Agreement pursuant to section 365 of the Bankruptcy Code.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting Second Lien Creditors) shall not, directly or indirectly:

(i) take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as the Consenting Second Lien Creditors have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that the Caesars Parties will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between (1) any Consenting Second Lien Creditor and the Company, or (2) the Second Lien Bond Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify the Second Lien Bond Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal;

(ii) (A) publicly announce (x) its intention not to pursue the Restructuring or (y) terms of a restructuring that are materially inconsistent with this Agreement; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Second Lien Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC;

(iii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of the Company and/or CEC to perform its obligations under the Restructuring relative to its ability to perform its obligations under the Restructuring as of the date hereof (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated as of the date hereof).

In the event any Caesars Party receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 21 hereof, such Caesars Party shall promptly notify the Consenting Second Lien Creditors of the existence and material terms of such Alternative Proposal; provided that such Caesars Party may withhold the material terms of such Alternative Proposal from any Consenting Second Lien Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the Requisite Consenting Second Lien Creditors shall have three (3) Business Days after notice by such Caesars Party to propose changes to the terms of this Agreement. Such Caesars Party shall keep the Consenting Second Lien Creditors informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting Second Lien Creditors shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement; or

(iv) Except as may be required to confirm the Plans, after the Agreement Effective Date, no Caesars Party shall file or otherwise pursue any claims objection, adversary proceeding or other action in the Bankruptcy Court or any other court challenging the validity, allowance, priority or enforceability of the Second Lien Note Claims; provided, however, that notwithstanding such objection, adversary proceeding or other action, none of the recoveries to Consenting Second Lien Creditors pursuant to the CEOC Plan and/or this Agreement (including, without limitation, any recoveries under the CEOC Plan and any fees due to any Consenting Second Lien Creditor pursuant to the terms of this Agreement) shall be decreased; and

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting Second Lien Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by CES or any Caesars Party.

(d) Additional Affirmative Covenants of the Caesars Parties.

(i) Subject to the terms and conditions hereof, the Company and CEC (after a CEC Petition Date), as applicable, shall to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or a CEC Chapter 11 Case, posted on the Company’s or CEC’s website, or otherwise made publicly available.

(ii) CEC shall pay, subject to receipt by counsel to CEC of a properly completed IRS Form W-9, the 1L RSA Forbearance Fee to the Consenting Second Lien Creditors on account of such lenders’ First Lien Fee Bonds on the Effective Date; provided that CEC shall be liable for no more than $15,000,000 in respect of 1L RSA Forbearance Fees; and provided further that to receive the 1L RSA Forbearance Fee, each lender entitled thereto must represent in a notarized writing that First Lien Bond Debt held by it are First Lien Fee Bonds. For the avoidance of doubt, Consenting Second Lien Creditors entitled to receive the RSA Forbearance Fee (as defined in the First Lien Bond RSA) pursuant to the terms of the First Lien Bond RSA or the First Lien Bank RSA shall continue to be entitled on the Effective Date to any unpaid portion thereof and shall not receive the 1L RSA Forbearance Fee with respect to First Lien Bond Debt that are not First Lien Fee Bonds.

(e) Additional Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC, as applicable (except with the prior written consent of the Requisite Consenting Second Lien Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Second Lien Creditors and the Company’s or CEC’s ability to consummate the Restructuring, and other than as required by the Plans, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Second Lien Creditors, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) that will materially impair the Company’s or CEC’s ability to consummate the Restructuring of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the Second Lien Bond Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the Second Lien Bond Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not otherwise consented to by the Requisite Consenting Second Lien Creditors;

(vi) enter into any proposed settlement (other than as contemplated by this Agreement and the Restructuring) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s or CEC’s ability to consummate the Restructuring; or

(vii) file, support, amend or modify the Plans in a way that adversely impacts, or materially impairs CEOC’s and/or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the holders of Second Lien Bond Claims under the CEOC Plan and as contemplated by this Agreement, or contains other terms that are not otherwise reasonably acceptable to the Requisite Consenting Second Lien Creditors.

(f) The Company and CEC each acknowledge that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Plans in the exercise of its fiduciary duties.

(g) Covenants Relating to Additional Consideration. The Company and CEC each covenant and agree that if and to the extent that a holder of Claims, in its capacity as such, receives Additional Consideration in connection with the Restructuring, such Additional Consideration shall be made available to all Consenting Second Lien Creditors that are holders of such Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective Claims holdings. Any Consenting Second Lien Creditor that is a holder of such Claims who is not accorded such Additional Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 27 hereof; provided that such termination shall only be with respect to the terminating Consenting Second Lien Creditor, and not with respect to any non-terminating Parties.

(h) Additional Negative Covenants of CEC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC (except with the prior written consent of the Requisite Consenting Second Lien Creditors) shall not, directly or indirectly through any of its non-Debtor subsidiaries take any actions outside the ordinary course of business that would have a material adverse effect on Consenting Second Lien Creditors’ recoveries under the Plans or the contributions to be provided to the Debtors under the Plans.

(i) Additional CEOC Plan Covenants of the Company. Within five (5) business days after the Agreement Effective Date, the Company shall (a) replace the term sheet for the New CEC Convertible Notes which is attached to the CEOC Plan as Exhibit B with the Amended New CEC Convertible Notes Term Sheet, (b) amend the CEOC Plan to provide that the Stay Fee shall be paid to the Stay Fee Parties in New CEC Common Equity (at a price per share of New CEC Common Equity using an equity value for New CEC of $7.0 billion, which assumes $1 billion of New CEC Convertible Notes and is the midpoint under the CEOC Disclosure Statement), subject to the terms herein, (c) amend the CEOC Plan to provide that the Consensual Deal / Plan Confirmation Fee shall be paid to the Consensual Deal / Plan Confirmation Fee Parties in New CEC Common Equity (at a price per share of New CEC Common Equity using an equity value for New CEC of $7.0 billion, which assumes $1 billion of New CEC Convertible Notes and is the midpoint under the CEOC Disclosure Statement)2, subject to the terms herein and (d) replace the treatment of the Second Lien Notes Claims under the CEOC Plan with the following:

“Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Claim, and subject to any Reduced Claim Adjustment, each such Holder shall receive their Pro Rata share of:

(i) $790,980,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 9.646% of New CEC Common Equity on a fully diluted basis; and

(ii) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 23.135% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes but not taking into account any dilution from any New CEC Capital Raise).”

[2]	For the avoidance of doubt, assuming 100% participation, the Stay Fee shall equal 3.233% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes but not taking into account any dilution from any New CEC Capital Raise) and the Consensual Deal/Plan Confirmation Fee shall equal 4.041% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes but not taking into account any dilution from any New CEC Capital Raise).

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to any Caesars Party on account of any defaults arising from the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or the pendency of the Restructuring and (y) for the avoidance of doubt, but without limiting the Caesars Parties’ obligations pursuant to Section 5(b)(i) hereof, nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair each of the Caesars’ Parties ability to exercise its fiduciary duties as set forth by Section 21 hereof.

(b) The Caesars Parties represent and warrant to the other Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Second Lien Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Second Lien Creditors. The Requisite Consenting Second Lien Creditors may terminate this Agreement upon delivery of written notice to the Caesars Parties in accordance with Section 27 hereof at any time after the occurrence of, and in the case of Sections 8(a), 8(b), 8(d), 8(e), or 8(f), during the continuation of, any of the following events (each, a “Creditor Termination Event”):

(a) the breach by any of the Caesars Parties of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach of covenant or obligation (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties, of written notice of such breach from the Requisite Consenting Second Lien Creditors;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, the Bankruptcy Court), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Second Lien Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases or a CEC Chapter 11 Case;

(d) the Chapter 11 Cases or a CEC Chapter 11 Case shall have been converted to cases under chapter 7 of the Bankruptcy Code or dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation or other documents necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting Second Lien Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Second Lien Creditors of written notice of such material inconsistency;

(f) a Caesars Party, or any of their respective Affiliates enters into or otherwise publicly discloses an agreement, or files any motion or pleading with a court of competent jurisdiction (including, without limitation, the Bankruptcy Court), in each case, that is not substantially consistent with this Agreement and such agreement, motion or pleading has not been terminated, modified or withdrawn within two (2) Business Days of each of the Company’s and CEC’s receiving written notice from the Requisite Consenting Second Lien Creditors that such agreement, motion or pleading is materially inconsistent with this Agreement, unless such agreement, motion or pleading does not provide for or seek, and could not result in, relief that would have any adverse impact on the interest of holders of Second Lien Bond Claims in connection with the Restructuring;

(g) a Caesars Party executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal or otherwise publicly announces the terms of an Alternative Proposal;

(h) other than pursuant to any relief sought by a Caesars Party that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of such Caesars Party having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Second Lien Creditors;

(i) the distributions, rights and privileges (including, without limitation, the forms of consideration) to be provided to holders of Second Lien Bond Claims pursuant to the terms of the Plans in connection with the Restructuring have not been indefeasibly received by such holders on or before the Outside Date;

(j) a CEC Bankruptcy Event, unless consented to by CEC within fifteen days of such CEC Bankruptcy Event;

(k) CEC enters into a settlement or other agreement in respect of any of the counts asserted against it in any of the Guaranty Cases that materially and adversely affects (or would materially and adversely affect if consummated) Consenting Second Lien Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder;

(l) if prior to March 31, 2017, (i) the CEC Petition Date has occurred, (ii) a CEC Plan, which together with the CEOC Plan would provide treatment to the Consenting Second Lien Creditors that is economically identical in all respects to their treatment in the CEOC Plan, has not been filed and (iii) the CEOC Confirmation Order has not been entered;

(m) the exercise by any Caesars Party of its rights pursuant to Section 21 hereof;

(n) if any Caesars Parties RSAs shall terminate and/or otherwise be of no further force and effect;

(o) if the Confirmation Hearing with respect to the CEOC Plan has not commenced on or prior to January 31, 2017;

(p) the Effective Date has not occurred by the Outside Date;

(q) any Caesars Party commences an action to challenge the validity or priority of, or to avoid, the liens on any asset or assets comprising any portion of the collateral securing the Second Lien Bond Debt;

(r) if the Non-Caesars Contribution Amount is not reasonably satisfactory to the Requisite Consenting Second Lien Creditors; or

(s) in the event of a CEC Chapter 11 Case, if (i) CEC has not filed a motion with the Bankruptcy Court to assume this Agreement pursuant to section 365 of the Bankruptcy Code within five (5) business days of the CEC Petition Date or (ii) the Bankruptcy Court has not entered an order authorizing CEC’s assumption of this Agreement pursuant to section 365 of the Bankruptcy Code within forty-five (45) days of the CEC Petition Date.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Requisite Consenting Second Lien Creditors.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 27 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”):

(a) the breach by any Restructuring Support Party (other than the Company) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Second Lien Creditors, the foregoing shall apply only if (x) non-breaching Consenting Second Lien Creditors with power to vote in favor of the Plans do not then hold at least 1/2 plus one dollar of Second Lien Bond Debt under (i) the indenture governing CEOC’s 10.00% second-priority senior secured notes due 2018 and (ii) the indenture governing CEOC’s 12.75% second-priority senior secured notes due 2018, and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Second Lien Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth in Section 21 hereof;

(d) any Party other than the Company files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court in a CEC Chapter 11 Case or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency;

(f) if the Company, CEC, and the Requisite Consenting Second Lien Creditors have not agreed on the source of the New CEC Common Equity (as a percentage of the total amount of New CEC Common Equity) to be received by holders of claims in Classes F, H, I, J, K and L, excluding the equity underlying the New CEC Convertible Notes, but including any amounts received as payment for the Stay Fee and the Consensual Deal / Plan Confirmation Fee in excess of 19.357%; or

(g) the Effective Date has not occurred by the Outside Date.

11. CEC Termination Events. CEC may terminate this Agreement upon delivery of written notice to the other Parties in accordance with Section 27 hereof at any time after the occurrence of, and in the case of Sections 11(b), 11(e), or 11(g) during the continuation of, any of the following events (each, a “CEC Termination Event,” and together with the Creditor Termination Events and the Company Termination Events, the “Termination Events”):

(a) the breach by any Restructuring Support Party (other than CEC) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from CEC of written notice of such breach; provided that, with respect to a breach by one or more Consenting Second Lien Creditors, the foregoing shall apply only if (x) non-breaching Consenting Second Lien Creditors with power to vote in favor of the Plans do not then hold at least 1/2 plus one dollar of Second Lien Bond Debt under (i) the indenture governing CEOC’s 10.00% second-priority senior secured notes due 2018 and (ii) the indenture governing CEOC’s 12.75% second-priority senior secured notes due 2018, and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Second Lien Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i) of this Agreement;

(c) the exercise by CEC of its fiduciary duties as set forth in Section 21 hereof;

(d) any Party (other than CEC) files any motion or pleading with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from CEC that such motion or pleading is materially inconsistent with this Agreement;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court in the Chapter 11 Cases or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency;

(f) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(g) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Second Lien Creditors;

(i) a 105 Injunction Order is not in full force and effect; provided, that CEC may only terminate the Agreement pursuant to this Section 11(h) within 14 days of a 105 Injunction Order not being in full force and effect;

(j) if the Company, CEC, and the Requisite Consenting Second Lien Creditors have not agreed on the source of the New CEC Common Equity (as a percentage of the total amount of New CEC Common Equity) to be received by holders of claims in Classes F, H, I, J, K and L, excluding the equity underlying the New CEC Convertible Notes, but including any amounts received as payment for the Stay Fee and the Consensual Deal / Plan Confirmation Fee in excess of 19.357%; or

(k) the Effective Date has not occurred by the Outside Date.

12. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8 or Section 10, or Section 11 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, Section 10, or Section 11 hereof, or the exercise of a Caesars Party’s fiduciary duty pursuant to Section 21 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party.

(c) Notwithstanding Section 12(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 15 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Second Lien Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 12(b)), unless otherwise agreed to in writing by such Consenting Second Lien Creditor, any and all votes, approvals, or consents delivered by such Consenting Second Lien Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

13. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) and (b) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in (except for any lien or security interest in favor of a broker-dealer over property held in an account with such broker-dealer generally and which lien or security interest is released upon any transfer of such property) offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and Willkie a transfer agreement in the form attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Creditor to an Affiliate of such Consenting Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 13(a) shall be deemed a Consenting Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 13(a) shall remain liable in all respects for any breach of this Agreement by such transferee; and

(b) any Transfer by one Consenting Second Lien Creditor to another Consenting Second Lien Creditor.

Any Transfer of any Restructuring Support Party’s Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims, such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, the Second Lien Indentures and the Unsecured Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such Claim is a Consenting Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires debt from an entity who is not a Consenting Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(a)(iii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

14. Cooperation.

(a) During the Chapter 11 Cases, the Company shall use commercially reasonable efforts to provide to Willkie (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the Consenting Second Lien Creditors to advise it of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

(b) During a CEC Chapter 11 Case, CEC shall use commercially reasonable efforts to provide to Willkie (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case CEC shall notify telephonically or by electronic mail counsel to the Consenting Second Lien Creditors to advise it of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by CEC with the Bankruptcy Court promptly but not later than one (1) day after such filing.

15. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties and the Requisite Consenting Second Lien Creditors; provided, however, that:

(a) no such consents shall be required from any Consenting Second Lien Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to Second Lien Bond Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of Second Lien Bond Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring, including the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder), in their capacities as such, in connection with the Restructuring;

(b) no such consents shall be required from any Consenting Second Lien Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, and they shall remain bound hereunder and thereunder, so long as the Consenting Second Lien Creditors shall receive their aggregate recovery hereunder without any reduction, whether or not such recovery is given to all holders of Second Lien Bond Claims whether via distributions under the Plans, via fees, or a combination thereof; provided that any such modification or amendment does not unfairly discriminate against any Consenting Second Lien Creditor;

(c) any amendment to this Agreement to (i) the defined terms “Consenting Second Lien Creditors” or “Requisite Consenting Second Lien Creditors,” (ii) Section 13 hereof or (iii) this Section 15, shall require the written consent of the Company, CEC and each Consenting Second Lien Creditor;

(d) any amendment that would materially and adversely affect any Consenting Second Lien Creditor that is a holder of Second Lien Bond Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of Second Lien Bond Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Second Lien Creditor;

(e) for the avoidance of doubt, any waiver of any of the conditions to the effectiveness of this Agreement set forth by Section 16 hereof may be waived only upon the express written consent of each of the Caesars Parties and the Requisite Consenting Second Lien Creditors;

(f) the Company in the Chapter 11 Cases may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Second Lien Creditor in its sole discretion, but in consultation with CEC;

(g) CEC in a CEC Chapter 11 Case may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Second Lien Creditor in its sole discretion, but in consultation with the Company; and

(h) any amendment, modification, supplement or other change with respect to the amount, form, timing, economics or value of any Consenting Second Lien Creditor’s entitlement to distributions, fees or other consideration as set forth in this Agreement shall, subject to Section 15(a) and Section 15(b), require the written consent of each Consenting Second Lien Creditor.

16. Conditions to Effectiveness. This Agreement shall only become effective and enforceable against the parties hereto on the date that this Agreement shall have been executed by (i) the Caesars Parties and (ii) Consenting Second Lien Creditors beneficially owning or controlling with the power to vote in favor of the Plans at least 50.1% of the aggregate outstanding amount of the Company’s obligations under (a) the indenture governing CEOC’s 10.00% second-priority senior secured notes due 2018 and (b) the indenture governing CEOC’s 12.75% second-priority senior secured notes due 2018 (the date upon which this Agreement becomes so effective, the “Agreement Effective Date”); provided, further, that if the conditions to effectiveness set forth in the preceding sentence are not satisfied, or waived by the Caesars Parties and the Requisite Consenting Second Lien Creditors, on or before August 31, 2016, which date may be extended one time for a further 30 days by agreement of the Caesars Parties and the Requisite Consenting Second Lien Creditors, this Agreement automatically shall be null and void ab initio and of no force or effect.

17. Entire Agreement. This Agreement, including the Plans and the Definitive Documents, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

18. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing. The Parties further acknowledge and agree that, if a CEC Bankruptcy Event occurs, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting Second Lien Creditors in obtaining a modification of the automatic stay to the extent necessary to permit Consenting Second Lien Creditors to exercise their rights under this Agreement.

19. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

21. Caesars Parties Fiduciary Duties.

(a) Nothing in this Agreement shall otherwise require the Company or, if it is a debtor under title 11 of the United States Code, CEC, or any of the respective directors of the Company or CEC, each in its capacity as a director of the Company or CEC, if it is a debtor under title 11 of the United States Code, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel) (a “Fiduciary Obligation Determination”), provided, however, that the occurrence of any of the following changes, events or circumstances shall not, in and of itself, form the basis for CEC making a Fiduciary Obligation Determination: (i) any decision in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals or any of the Caesars Cases; (ii) any legislative change to the Trust Indenture Act of 1939 or (iii) any of the claims objections, adversary proceedings or other actions referenced in Section 2(a)(ix), Section 2(a)(x) or Section 5(b)(iv) hereof.

(b) All Consenting Second Lien Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company or CEC, as a debtor under title 11 of the United States Code, of its respective fiduciary duties.

22. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Second Lien Creditor has any duty of trust or confidence in any kind or form with any other Consenting Second Lien Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Second Lien Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Second Lien Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the Second Lien Indentures; provided, however, that no Consenting Second Lien Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Second Lien Creditors shall in any way affect or negate this understanding and agreement.

24. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

25. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

26. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided however, that if a CEC Bankruptcy Event occurs, the court in which the proceeding initiated by such CEC Bankruptcy Event is pending shall have concurrent jurisdiction to enforce CEC’s compliance with this Agreement.

27. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022
Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.
Facsimile: (212) 446 4900
E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn:	David R. Seligman, P.C.
Joseph M. Graham
E-mail Address:	dseligman@kirkland.com
joe.graham@kirkland.com
Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address:   tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Jeffrey D. Saferstein
Samuel E. Lovett
Telephone: (212) 373-3000
Facsimile (212) 373-2053
E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn:    Paul S. Aronzon

Thomas R. Kreller
Telephone: (213) 892-4000
Fax: (213) 629-5063
Email Address:	paronzon@milbank.com
tkreller@milbank.com

If to a Consenting Second Lien Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY, 10019-6099
Attn:	Paul Shalhoub
Rachel Strickland
Telephone: (212) 728-8000
Facsimile: (212) 728-8111
E-mail Address:	pshalhoub@willkie.com
rstrickland@willkie.com

28. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

29. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

30. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

31. Access. The Company and CEC will promptly provide the Second Lien Bond Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s or CEC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company or CEC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate.

32. Qualification on Consenting Second Lien Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Second Lien Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Second Lien Creditor that are not held through accounts managed by such investment manager.

33. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the Second Lien Bond Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

34. CEC Bankruptcy or Similar Proceeding. Except as otherwise provided herein, nothing herein shall be construed to limit or impair in any way a Consenting Second Lien Creditor’s, the Trustee’s or the Collateral Agent’s respective rights or ability to appear in or take any other action to protect its interests (or, in the case of the Trustee and the Collateral Agent, the interests of their beneficiaries) in connection with any proceeding related to a CEC Chapter 11 Case.

35. Second Priority Noteholder Committee. Notwithstanding any Consenting Second Lien Creditors being members of the Second Priority Noteholder Committee, all Consenting Second Lien Creditors are entering into this Agreement in their individual capacities as creditors of the Company and not as members of the Second Priority Noteholder Committee. This Agreement in no way binds or obligates the Second Priority Noteholders Committee. All rights of the Second Priority Noteholders Committee and its members, in their capacity as such, are preserved.

36. Participation in New CEC Capital Raise. All Consenting Second Lien Creditors shall be afforded the option to participate in any New CEC Capital Raise on a pro rata basis according to the amount of New CEC Common Equity received on account of all Claims held by such lenders.

37. Consensual Deal / Plan Confirmation Fee. Subject to (a) Consenting Second Lien Creditors holding at least 66.7% of the aggregate outstanding amount of the Company’s obligations under the Second Lien Indentures signing the Agreement or (b) the CEOC Plan being confirmed pursuant to Bankruptcy Code section 1129(b), and in consideration for having confirmed Plans, CEC shall pay the Consensual Deal / Plan Confirmation Fee to the Consensual Deal / Plan Confirmation Fee Parties. Once earned, if the CEOC Plan is confirmed, CEC shall pay the Consensual Deal / Plan Confirmation Fee in New CEC Common Equity (at a price per share of New CEC Common Equity using an equity value for New CEC of $7.0 billion, which assumes $1 billion of New CEC Convertible Notes and is the midpoint under the CEOC

Disclosure Statement)3, to the Consensual Deal / Plan Confirmation Fee Parties on the Effective Date, and if the CEOC Plan is not confirmed, CEC shall pay the Consensual Deal / Plan Confirmation Fee in cash to the Consensual Deal / Plan Confirmation Fee Parties within five (5) Business Days of the termination of this Agreement. Once earned and upon the assumption of this Agreement by CEC in a CEC Chapter 11 Case, the Consensual Deal / Plan Confirmation Fee Parties will have an allowed administrative claim against CEC in the amount of the Consensual Deal / Plan Confirmation Fee. CEC’s obligation to pay the Consensual Deal / Plan Confirmation Fee shall survive any termination of this Agreement by (a) the Requisite Consenting Second Lien Creditors or the Company on account of a breach by CEC of its obligations hereunder or (b) CEC pursuant to Sections 11(c) or 11(j) hereof.

[Signature Pages Follow]

[3]	For the avoidance of doubt, assuming 100% participation, the Consensual Deal / Plan Confirmation Fee shall equal 4.041% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes but not taking into account any dilution from any New CEC Capital Raise).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall Eisenberg
Name: Randall Eisenberg
Title: Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

Exhibit A

Instruction Letter for 12.75% Second-Priority Senior Secured Notes due 2018

BOKF, N.A.

One Williams Center, 10SW

Tulsa, OK 74103

Direct Dial: (918) 588-6728

Facsimile: (918) 588-6083

Attn: Marrien Neilson, Senior Vice President

Reference is made to the Indenture, dated as of April 16, 2010, by and between the Escrow Issuers, CEC, and the 12.75% Second Lien Notes Indenture Trustee, providing for the issuance of 12.75% Second-Priority Senior Secured Notes due 2018 (the “Notes”), as amended, amended and restated, supplemented, or otherwise modified from time to time (the “Indenture”). Pursuant to Section 6.05 of the Indenture, the undersigned, constituting holders (collectively, the “Majority Holders”) of a majority in principal amount of outstanding Notes, hereby direct you, solely in your capacity as successor trustee under the Indenture (solely in such capacity, “you”): (a) to execute and file a stipulation substantially in the form of the stipulation annexed as an exhibit hereto (the “Stipulation”) providing for a stay of the prosecution of the case titled BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.) (the “BOKF Case”); and (b) to discontinue the prosecution of the BOKF Case, except as may be necessary or appropriate to seek approval of the Stipulation or to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the you, holders of a majority in principal amount of outstanding Notes, and the defendants in the BOKF Case.

Certain, but not all, of the Majority Holders that are signatories below may have previously provided directions (the “Previous Directions”) to you regarding, inter alia, prosecution of the BOKF Case. For the sake of clarity, the directions stated in this letter, upon delivery to you by the Majority Holders, shall constitute additional directions to you. In addition, this letter shall constitute a revocation of any Previous Directions given to you pursuant to any other direction letter or agreement, to the fullest extent the directions herein are inconsistent therewith.

Each undersigned holder hereby represents, warrants and certifies that, as of the date hereof, (i) such holder is either (A) the sole beneficial owner of the principal amount of Notes set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Notes set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this letter, (ii) such holder has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes, (iii) this letter has been duly authorized, executed and delivered by an authorized officer or director thereof, and (iv) the Trustee has not provided any advice to such holder regarding this letter or any direction contained herein.

This letter may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[SIGNATURE PAGES FOLLOW]

Noteholder
,

By:
Name:
Title:

Address:

Principal Amount of Notes held:

($)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

BOKF, N.A., solely in its capacity as successor	)
Indenture Trustee for the 12.75% Second-Priority	)
Senior Secured Notes due 2018)
)
Plaintiff,	)	Case No. 1:15-cv-01561-JSR
)
v.	)
)
CAESARS ENTERTAINMENT CORPORATION,	)
)
Defendant,	)
)

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff BOKF, N.A. in its capacity as successor Indenture Trustee for the Notes (“BOKF”) brings this action on behalf of the holders (the “Noteholders”) of Caesars Entertainment Operating Company’s (“CEOC”) 12.75% Second-Priority Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, on [            ], 2016, Defendant Caesars Entertainment Corporation (“CEC”), CEOC, and certain Noteholders collectively holding in excess of 50.1% of the outstanding Notes entered into a Restructuring Support and Forbearance Agreement (“RSA”) respecting CEOC’s indebtedness on the Notes;

WHEREAS, pursuant to the RSA, the Noteholders have directed BOKF to seek a stay of this action brought on their behalf;

WHEREAS, CEC agrees that a stay of this action is appropriate;

BOKF AND CEC HEREBY STIPULATE, by and through their respective attorneys of record, subject to Court approval, that this action shall be stayed until further agreement of the parties to this action or Order of the Court; provided, however, that BOKF shall not be stayed from asserting claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to BOKF, CEC, and the Consenting Second Lien Creditors (as defined in the RSA).

[Signature Pages Follow]

Dated: New York, New York

   [            ], 2016

ARENT FOX PLLC

Andrew I. Silfen
Michael S. Cryan
Mark A. Angelov
Arent Fox PLLC
1675 Broadway
New York, NY 10019
Telephone: (212) 484-3903
Facsimile: (212) 484-3990

-and-

Ralph A. Taylor, Jr. (admitted pro hac vice)
Jackson D. Toof (admitted pro hac vice)
ARENT FOX LLP
1717 K Street, N.W.
Washington, D.C. 20006
Tel: (202) 857-6000
Fax: (202) 857-6395

Attorneys for Plaintiff BOKF, N.A., solely in its capacity as successor Indenture Trustee under the Indenture

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

By:
Lewis R. Clayton (lclayton@paulweiss.com)
Michael E. Gertzman (mgertzman@paulweiss.com)
Jonathan H. Hurwitz (jhurwitz@paulweiss.com)
1285 Avenue of the Americas
New York, New York 10019-6064
Tel:	(212) 373-3000
Fax:	(212) 757-3990

-and-

FRIEDMAN KAPLAN SEILER & ADELMAN LLP

Eric Seiler (eseiler@fklaw.com)
Philippe Adler (padler@fklaw.com)
Jason C. Rubinstein (jrubinstein@fklaw.com)
7 Times Square
New York, NY 10036-6516
Tel: (212) 833-1100
Fax: (212) 833-1250

Attorneys for Defendant Caesars Entertainment Corporation

IT IS SO ORDERED this      day of             , 2016

Hon. Jed S. Rakoff, U.S.D.J.

Instruction Letter for 10% Second-Priority Senior Secured Notes due 2018

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Telephone: (302) 888-7420

Facsimile: (302) 421-9137

Attn: Patrick J. Healy, VP and Director

Reference is made to the Indenture, dated as of April 15, 2009, between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2018 (the “Notes”), as amended, amended and restated, supplemented, or otherwise modified from time to time (the “Indenture”). Pursuant to Section 6.05 of the Indenture, the undersigned, constituting holders (collectively, the “Majority Holders”) of a majority in principal amount of outstanding Notes, hereby direct you, solely in your capacity as successor trustee under the Indenture (solely in such capacity, “you”): (a) to execute and file a stipulation substantially in the form of the stipulation annexed as an exhibit hereto (the “Stipulation”) providing for a stay of the prosecution of the case titled Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.) (the “WSFS Case”); and (b) to discontinue the prosecution of the WSFS Case, except as may be necessary or appropriate to seek approval of the Stipulation or to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the you, holders of a majority in principal amount of outstanding Notes, and the defendants in the WSFS Case.

Certain, but not all, of the Majority Holders that are signatories below may have previously provided directions (the “Previous Directions”) to you regarding, inter alia, prosecution of the WSFS Case. For the sake of clarity, the directions stated in this letter, upon delivery to you by the Majority Holders, shall constitute additional directions to you. In addition, this letter shall constitute a revocation of any Previous Directions given to you pursuant to any other direction letter or agreement, to the fullest extent the directions herein are inconsistent therewith.

Each undersigned holder hereby represents, warrants and certifies that, as of the date hereof, (i) such holder is either (A) the sole beneficial owner of the principal amount of Notes set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Notes set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this letter, (ii) such holder has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes, (iii) this letter has been duly authorized, executed and delivered by an authorized officer or director thereof, and (iv) the Trustee has not provided any advice to such holder regarding this letter or any direction contained herein.

This letter may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[SIGNATURE PAGES FOLLOW]

Noteholder
,

By:
Name:
Title:

Address:

Principal Amount of Notes held:

($)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

x

WILMINGTON SAVINGS FUND

SOCIETY, FSB, solely in its

capacity as successor Indenture

Trustee for the 10% Second-

Priority Senior Secured Notes due

2018, on behalf of itself and

derivatively on behalf of

CAESARS ENTERTAINMENT

OPERATING COMPANY, INC.,

Plaintiff,

vs.

CAESARS ENTERTAINMENT

CORPORATION, et. al.,

Defendants,

and

CAESARS ENTERTAINMENT

OPERATING COMPANY, INC.,

Nominal Defendant.

)
)
)
)
)
)
)	C.A. No. 10004-VCG
)
)
)
)
)
)
)
)
)
)
)
)
)
)
)
x

STIPULATION AND [PROPOSED] ORDER

WHEREAS, Plaintiff Wilmington Savings Fund Society, FSB, in its capacity as successor Indenture Trustee for the Notes (“WSFS”) brings this action on behalf of the holders (the “Noteholders”) of Caesars Entertainment Operating Company’s (“CEOC”) 10% Second-Priority Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, on [            ], 2016, Defendant Caesars Entertainment Corporation (“CEC”), CEOC, and certain Noteholders collectively holding in excess of 50.1% of the outstanding Notes entered into a Restructuring Support and Forbearance Agreement (“RSA”) respecting CEOC’s indebtedness on the Notes;

WHEREAS, pursuant to the RSA, the Noteholders have directed WSFS to seek a stay of this action brought on their behalf;

WHEREAS, CEC agrees that a stay of this action is appropriate;

WSFS AND CEC HEREBY STIPULATE, by and through their respective attorneys of record, subject to Court approval, that this action shall be stayed until further agreement of the parties to this action or Order of the Court; provided, however, that WSFS shall not be stayed from asserting claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to WSFS, CEC, and the Consenting Second Lien Creditors (as defined in the RSA).

Dated: [            ], 2016

Martin S. Lessner, Esq. (No. 3109)
Richard J. Thomas (No. 5073)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801

Tel.: (302) 571-6698
Fax: (302) 576-3309
mlessner@ycst.com
RJThomas@ycst.com

Attorneys for Plaintiff Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second Priority Senior Secured Notes due 2018

Of Counsel:

Bruce Bennett

Geoffrey S. Stewart

Sidney P. Levinson

Joshua M. Mester

JONES DAY

555 South Flower Street, 50th Floor

Los Angeles, CA 9007

-and-

James S. Carr

Eric R. Wilson

David Zalman

KELLEY DRYE & WARREN LLP

101 Park Avenue

New York, NY 10178

Kenneth J. Nachbar (#2067)
William M. Lafferty (#2755)
John P. DiTomo (#4850)
Lindsay M. Kwoka (#5772)
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
1201 North Market Street
Wilmington, DE 19801
(302) 658-9200

Attorneys for Defendant
Caesars Entertainment Corporation

Of Counsel:

Eric Seiler

Philippe Adler

Jason C. Rubinstein

Christopher M. Colorado

FRIEDMAN KAPLAN

SEILER & ADELMAN LLP

7 Times Square

New York, NY 10036-6516

(201) 833-1100

IT IS SO ORDERED this      day of             , 2016.

Vice Chancellor Sam Glasscock III

Exhibit E

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of                          (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Second Lien Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Second Lien Creditor for all purposes under the Agreement.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [Credit Agreement / First Lien Indentures / Second Lien Indentures] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed:                     ,

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Principal Amount Held
Claim	Amount

EXHIBIT F

Amended New CEC Convertible Notes Term Sheet

$1.0 billion Convertible Notes

Summary of Principal Terms

Description:	$1,000,000,000 principal amount of 5.00% Convertible Senior Notes, which may be increased to $1,250,000,000 at the option of CEC (the “Notes” or “notes”).

Issuer:	Caesars Entertainment Corporation (“New CEC”) (NASDAQ: CZR).

Maturity:	The seventh anniversary unless earlier purchased or converted. All references herein to the anniversaries shall be from the date of the issue of the Notes.

Interest:	5.00% interest per annum and payable semi-annually in arrears. At the option of New CEC, interest on the Notes may be paid all or partially in cash or in-kind by increasing the principal amount of the Notes.

Ranking:

The notes will be New CEC’s senior unsecured obligations and will rank equally with all of New CEC’s existing and future senior unsecured indebtedness.

The notes will be effectively subordinated to all of New CEC’s existing and future secured indebtedness and all existing and future liabilities of its subsidiaries.

Conversion:

Holders may convert the Notes at their option at any time prior to the close of business on the business day immediately preceding the six and half year anniversary but only under the following circumstances:

•       during any fiscal quarter (and only during such fiscal quarter) commencing after the date of issue of the Notes, if the last reported sale price of New CEC’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 125% of the conversion price (as defined below) for the Notes on each applicable trading day;

•       during the five consecutive business day period after any five consecutive trading day period ( the “measurement period”) in which the trading price per $1,000 principal amount of the Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of CEC’s common stock and the conversion rate for the Notes on each such trading day;

•       upon New CEC giving a notice of optional redemption pursuant to “Redemption of Notes at New CEC’s Option”; or

•       upon the occurrence of certain specified corporate events.

On or after the six and half year anniversary, until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes, holders may convert their notes at any time, regardless of the foregoing circumstances.

The notes will be convertible into shares of New CEC’s common stock, par value $0.01 per share (the “shares”), based on an initial conversion rate, subject to adjustment as described under “Anti-Dilution Protection” below, so that holders of the notes would receive a number of shares equal to 12.195% of New CEC’s fully diluted outstanding shares (assuming $1,000,000,000 of principal amount of Notes) on the Effective Date (i.e., 12.195% of (i) the shares outstanding at time of emergence (inclusive of shares issued in any New CEC Capital Raise) plus (ii) the shares that would be issued as part of the conversion) (subject to adjustment, the “conversion rate” and $1,000 divided by the applicable conversion rate, the “conversion price”).

Holders will not receive any additional payment representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances (including in the case where Notes are submitted for conversion after the close of business on a regular record date for the payment of interest, but prior to the open of business on the immediately following interest payment date). Instead, interest will be deemed to be paid by the consideration delivered to holders upon conversion of a note.

Settlement upon Conversion:

Upon conversion, including by operation of the “Mandatory Conversion” provisions described below, New CEC will pay or deliver, as the case may be, either cash, shares of its common stock or a combination of cash and shares of its common stock, at New CEC’s election; provided, however, that in the event the conversion limits referred to below under “Conversion Limits” would limit a Holder’s ability to receive the full number of shares of common stock issuable upon conversion of such Holder’s Notes, such Holder shall have the right to require New CEC satisfy its conversion obligation by delivery of (i) an amount in cash equal to the sum of the daily conversion values over the conversion period (as defined below) of shares of common stock which if issued to the Holder upon conversion would cause the Holder to exceed the applicable conversion limit plus (ii) with respect to balance of the shares otherwise issuable upon conversion of such Holder’s Notes, either cash, shares of its common stock or a combination of cash and shares of its common stock, at New CEC’s election. If New CEC satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of its common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” (as described below) calculated for each trading day in a 20 trading-day conversion period (as described below).

“Daily conversion value” shall mean, with respect to any note as to which cash settlement or combination settlement is applicable, for each of the 20 consecutive trading days during the conversion period, one-twentieth (1/20th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily Volume Weighted Average Price of New CEC’s common stock on such trading day.

“Conversion period” shall mean, with respect to any note as to which cash settlement or combination settlement is applicable, the 20 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date, except that conversion period means, with respect to any conversion date occurring during the final conversion period, the 20 consecutive trading-day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date.

“Final conversion period” shall mean the period beginning on the 25th scheduled trading prior to the maturity date and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately prior to the maturity date.

Mandatory Conversion:	On or after fourth anniversary, New CEC shall have the right at any time to cause the holders of the Notes to convert all of the holders’ notes into a number of shares of common stock equal to the conversion ratio then in effect on the mandatory conversion date if the last reported sale price of New CEC’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day prior to the date the notice of mandatory conversion is given to holders (and on such trading day) is greater than or equal to 125% of the conversion price for the Notes on each applicable trading day. The mandatory conversion date shall be not more than 60 days following a mandatory conversion notice.

Fundamental Change Make-Whole Premium:

If certain make-whole “fundamental changes” (to be defined in a customary manner including in respect of receipt of listed securities) occur, in certain circumstances New CEC will pay a fundamental change make-whole premium on notes converted in connection with such make-whole fundamental change by increasing the conversion rate on such notes.

The amount of the fundamental change make-whole premium, if any, will be based on the price of New CEC’s common stock and the effective date of the make-whole fundamental change.

Fundamental Change:	If New CEC undergoes a “fundamental change” (to be defined in a customary manner including in respect of receipt of listed securities), subject to certain customary conditions and processes, holders may require New CEC to purchase for cash all or part of their notes. The fundamental change purchase price will equal 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Redemption of Notes at CEC’s Option:	Prior to the third anniversary, New CEC may not redeem the Notes. On or after third anniversary, New CEC may redeem for cash all or part of the outstanding notes, but only if the last reported sale price of its common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date New CEC provides the notice of redemption to holders (and on such trading day) exceeds 140% of the conversion price in effect on each such trading day. The redemption price will be equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed, (2) accrued and unpaid interest, if any, to, but excluding, the redemption date, and (3) a “make-whole premium,” payable in cash, equal to the present value (based on a discount rate equal to the applicable treasury yield plus 50 basis points) of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such notes remained outstanding from the redemption date to the maturity date (excluding interest accrued to, but excluding, the redemption date, which is otherwise paid pursuant to the preceding clause (2)). New CEC must make these make-whole premium payments (and accrued interest) on all notes called for redemption on or after the first anniversary but prior to the maturity date, including notes converted after the date New CEC provides the notice of redemption but prior to the close of business on the business day immediately preceding the redemption date.

Conversion Limits:	The notes will contain provisions to address any limitations on stock ownership relating to regulatory or other licensing requirements; provided such provisions shall not limit the ability of the holders to ultimately convert all the Notes, including in connection with a “Mandatory Conversion”. In addition, as contemplated under “Settlement upon Conversion” above, the conversion limit provisions and settlement mechanics will allow the Holders to require cash settlement to the extent they would otherwise be limited in their ability to acquire shares upon conversion due to the conversion limits.

Anti-Dilution Protection:	The notes will have customary anti-dilution provisions including in connection with a subdivision or combination of outstanding New CEC common stock, reclassification, recapitalization, stock split, issuance of rights or warrants, spin-off transactions, tender offers, distributions or stock or cash dividend.

Covenants:

The indenture governing the Notes will contain covenants applicable to New CEC that are customary covenants for high-yield notes consistent with those issued by Caesars Entertainment Resort Properties, LLC on October 11, 2013, subject to customary modifications to reflect a holding company high-yield note issuance.

Except as provided in the preceding paragraph, neither the Notes nor the indenture governing the Notes will contain any financial covenants or any restrictions on the payment of dividends, the incurrence of other indebtedness, the incurrence of liens or the issuance or repurchase of securities by CEC.

Events of Default:

If an event of default with respect to the Notes occurs, holders of at least 30% of the Notes outstanding may, upon satisfaction of certain conditions, accelerate the principal amount of the Notes plus accrued and unpaid interest. In addition, the principal amount of the Notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving New CEC.

MFN:	If New CEC issues any other convertible notes as part of the Restructuring to any creditors of CEOC and such convertible notes have terms that in the aggregate are more favorable than the terms of the Notes, then the Notes shall have the benefit of such terms.

Registration:	The issuance of the Notes and the shares issuable upon conversion of the Notes shall be exempt from the registration requirements of the securities laws as a result of Section 1145 of the Bankruptcy Code.

Registration Rights:	None.

Governing Law:	New York.